First California Financial Group, Inc. 8-K

Exhibit 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Angie Yang	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5980	Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA COMPLETES COMMON STOCK OFFERING

WESTLAKE VILLAGE, Calif., March 24, 2010 – First California Financial Group, Inc. (Nasdaq: FCAL), the holding company of First California Bank, today announced the consummation of its previously announced underwritten public offering of common stock at a price of $2.50 per share.  The Company sold 16,560,000 shares of its common stock, which includes the exercise by the underwriter of its over-allotment option, for gross proceeds to the Company of $41.4 million.

“This successful transaction represents a strong vote of confidence for First California’s sustainability and prosperity,” said C. G. Kum, President and Chief Executive Officer.  “In addition to further strengthening our capital position to protect against an uncertain economy, this transaction provides flexibility for expansion through new growth opportunities, whether organic or acquisitive.”

About First California

First California Financial Group, Inc. (Nasdaq: FCAL) is the holding company of First California Bank. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.

Forward-Looking Statements

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements, except as required by law. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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